Exhibit 10.26

NOVASTAR FINANCIAL, INC.

EXECUTIVE OFFICER BONUS PLAN

As part of the Company’s executive compensation program, the Compensation Committee recommends to the Board of Directors annual incentive cash bonus awards for executive officers of the Company.

The amount of the bonus awards is generally determined for each executive officer based on the following business objectives, as applied to that officer’s business unit, and such officer’s contribution to achieving those objectives:

•	earnings per share growth;

•	operating growth, including the volume of loans originated and profit from fee income business units;

•	financial strength of the organization; and

•	development and implementation of strategic plan.

The specific objectives for each executive officer may be included in his or her employment agreement or agreed upon with the Compensation Committee on an annual basis. Bonuses awarded are paid in cash in the year after they are earned unless deferred by the officer pursuant to the Company’s Deferred Compensation Plan.